Exhibit 99.1

Legacy Housing Corporation Announces Separation of CEO and Executive Chairman Roles

BEDFORD, TX, February 11, 2019 – Legacy Housing Corporation (NASDAQ: LEGH) today announced that, consistent with corporate governance best practices, the Company will separate the roles of Chief Executive Officer and Executive Chairman of the Board. Accordingly, Curtis D. Hodgson is transitioning from his role as Co-Chief Executive Officer of Legacy Housing to become its Executive Chairman of the Board of Directors, as approved by the company’s Board of Directors. This transition was effective immediately. Mr. Hodgson will remain actively involved with Legacy in this role, including with respect to overall corporate strategy and manufactured home park development and financing.

Kenneth E. Shipley, who previously managed the company with Mr. Hodgson as Co-Chief Executive Officers, will become the sole Chief Executive Officer of Legacy Housing. Mr. Shipley has also been appointed by the Board of Directors to serve as Legacy Housing’s President.

Mr. Hodgson and Mr. Shipley co-founded Legacy Housing in 2005.

Mr. Shipley stated: “I look forward to continuing to work with Curt in his new role as Executive Chairman of the Board. Titles may have changed, but Curt will continue to be a critical part of our company and we will continue to rely on his strategic guidance and vision with him leading the company’s Board of Directors. Curt and I founded and built this company together, and Curt will be just as big a part of our company’s future as he is our past. But this new role will enable him to focus on overall corporate strategy in addition to key, critical projects that will require his expertise and attention. I am excited about the future of Legacy and, in my role as CEO and President, I will continue to work as hard as I can, along with the rest of our management, to grow Legacy and find ways to provide value to our shareholders.”

About Legacy Housing Corporation

Legacy Housing Corporation builds, sells and finances manufactured homes and “tiny houses” that are distributed through a network of independent retailers and company-owned stores and are sold directly to manufactured housing communities. We are the fourth largest producer of manufactured homes in the United States as ranked by number of homes manufactured based on information available from the Manufactured Housing Institute and IBTS for the second quarter of 2018. With current operations focused primarily in the southern United States, we offer our customers an array of quality homes ranging in size from approximately 390 to 2,667 square feet consisting of 1 to 5 bedrooms, with 1 to 3 1/2 bathrooms. Our homes range in price, at retail, from approximately $22,000 to $95,000. The common stock of the company is traded on The Nasdaq Global Select Market under the symbol “LEGH.”

Forward-Looking Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company’s SEC filings. These risks and uncertainties could cause the company’s actual results to differ materially from those indicated in the forward-looking statements.